Exhibit 3.1

                          ARTICLES OF AMENDMENT TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                           ONSTREAM MEDIA CORPORATION

AMENDMENT TO CERTIFICATE OF DESIGNATION, PREFERENCES, AND RIGHTS OF SERIES A-10
                          CONVERTIBLE PREFERRED STOCK

         Pursuant to Section 607.1006 of the Florida Business Corporation Act, the undersigned, being the President of Onstream Media Corporation, a Florida corporation (the "Corporation") bearing document number P93000035279 certifies:

         FIRST: Articles of Amendment to the Articles of Incorporation of the Corporation setting forth the Designation, Preferences, Rights and Limitations of the Series A-10 Convertible Preferred Stock, $.001 Par Value, were filed by the Secretary of State of Florida on December 23, 2004.

         SECOND: On February 2, 2005, the Board of Directors authorized an amendment to the Designation, Preferences, Rights and Limitations of the Series A-10 Convertible Preferred Stock to increase the number of shares from 500,000 shares to 700,000 shares.

         Accordingly, Article IV of the Articles of Incorporation of the Corporation is amended to include the following amended designations, powers, preferences and rights, and the qualifications, limitations or restrictions, with respect of the Series A-10 Convertible Preferred Stock:
Series A-10 Convertible Preferred Stock

         1. Designation and Number of Shares. Seven Hundred Thousand (700,000) shares of preferred stock (the "Shares") are designated as Series A-10 Convertible Preferred Stock (the "Series A-10 Preferred Stock").

         2. Ranking. The Series A-10 Preferred Stock shall, with respect to distribution rights upon the Liquidation (as defined in Section 3 below) of the Corporation and dividend rights, rank (a) subject to clauses (b) and (c), senior to the common stock, par value $0.0001 per share, of the Corporation (the "Common Stock") and all other preferred stock of the Corporation, and (b) as applicable, junior to or on a parity with such preferred stock of the Corporation the terms of which expressly provide that such preferred stock will rank senior to or on a parity with Series A-10 Preferred Stock. Without the consent of holders of at least 50% of the then outstanding shares of Series A-10 Preferred Stock, the Corporation shall not create, authorize or issue any other series of preferred stock which rank senior to or pari passu with the Series A-10 Preferred Stock.

         3. Liquidation.

            (a) Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary ("Liquidation"), the holders of record of the shares of the Series A-10 Preferred Stock shall be entitled to receive, immediately after any distributions required by the Corporation's Articles of Incorporation and any Articles(s) of designation, powers, preferences and rights in respect of any securities of the Corporation having priority over the Series A-10 Preferred Stock with respect to the distribution of the assets of the Corporation upon Liquidation, and before and in preference to any distribution or payment of assets of the Corporation or the proceeds thereof may be made or set apart with respect to any securities of the Corporation over which the Series A-10 Preferred Stock has priority with respect to the distribution of the assets of the Corporation upon Liquidation ("Junior Securities"), an amount in cash with respect to each share of Series A-10 Preferred Stock held by such holders, equal to the Original Issue Price per share (subject to adjustment in the event of stock splits, combinations or similar events) plus all accrued and unpaid dividends on such share as of the date of Liquidation, if any. If, upon such Liquidation, the assets of the Corporation available for distribution to the holders of Series A-10 Preferred Stock and any securities of the Corporation having equal priority with the Series A-10 Preferred Stock with respect to the distribution of the assets of the Corporation upon Liquidation ("Parity Securities") shall be insufficient to permit payment in full to the holders of the Series A-10 Preferred Stock and Parity Securities, then the entire assets and funds of the Corporation legally available for distribution to such holders and the holders of the Parity Securities then outstanding shall be distributed ratably among the holders of the Series A-10 Preferred Stock and Parity Securities based upon the proportion the total amount distributable on each share upon liquidation bears to the aggregate amount available for distribution on all shares of the Series A-10 Preferred Stock and of such Parity Securities, if any.



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            (b) Upon the completion of the distributions required by paragraph
(a) of this Section 3, if assets remain in the Corporation, they shall be distributed to holders of Junior Securities in accordance with the Corporation's Articles of Incorporation and any applicable Articles(s) of designation, powers, preferences and rights.

            (c) For purposes of this Section 3, a merger or consolidation or a sale or lease of all or substantially all of the assets of the Corporation shall be considered a Liquidation except in the event that in such a transaction, the holders of the Series A-10 Preferred Stock shall be entitled to receive, in preference to the holders of the Junior Securities, the greater of: (i) a per share amount equal to the Original Purchase Price for the Series A-10 Preferred Stock, plus any declared but unpaid dividends, and (ii) such amount per share that would have been payable if each share of Series A-10 Preferred Stock had been converted to Common Stock immediately prior to such liquidation.

         4. Dividends. Subject to the rights of any other series or class of Preferred Stock that may from time to time come into existence which rank senior to or pari passu with the Series A-10 Preferred Stock and which are created with the consent of at least 50% of the then outstanding shares of Series A-10 Preferred Stock, the holders of Shares of Series A-10 Preferred Stock shall be entitled to receive, out of any assets legally available therefor, a cumulative dividend at the end of each calendar year on each share of Series A-10 Preferred Stock, calculated at a rate of 8% of the Original Issue Price of any outstanding share of Series A-10 Preferred Stock. At the option of the Corporation, the dividends may be paid semi-annually in either cash or shares of Series A-10 Preferred Stock. The initial dividend shall be paid on December 31, 2004 with subsequent dividends to be paid on the 15th day of May and November. The amount of such initial dividend, and any other dividend payable on the Series A-10 Preferred Stock for any partial dividend period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable record date, which shall be the 10th day of May and November of each year (the "Dividend Payment Date") or on such other date designated by the Board of Directors for the payment of dividends that is not more than 30 nor less than 10 days prior to the Dividend Payment Date. With respect to any given year, no dividends shall be paid upon, or declared and set apart for, any shares of Common Stock or any other securities of the Corporation over which the Series A-10 Preferred Stock has priority with respect to the payment of dividends if the Board of Directors of the Corporation shall have failed duly and lawfully to declare and pay in full a cash dividend to the holders of Series A-10 Preferred Stock with respect to such year in the amount described above. If such dividends on the Series A-10 Preferred Stock shall not have been paid in full for the Series A-10 Preferred Stock, the aggregate deficiency shall be cumulative and shall be fully paid prior to the payment of any dividend by the Corporation (other than a dividend payable solely in Series A-10 Preferred Stock) with respect to Common Stock or any other securities of the Corporation over which the Series A-10 Preferred Stock has priority with respect to the payment of dividends. Accumulations of dividends on the Series A-10 Preferred Stock shall not bear interest. For purposes of the second sentence of this Section 4(a) only, shares of Series A-10 Preferred Stock issued as dividends shall be valued at $10.00.


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         5. Conversion Rights. Each holder of record of shares of the Series
A-10 Preferred Stock shall have the right to convert all or any part of such holder's share of Series A-10 Preferred Stock into Common Stock as follows:

            (a) Optional Conversion. Subject to and upon compliance with the provisions of this Section 5, the holder of any shares of Series A-10 Preferred Stock shall have the right at such holder's option, at any time or from time to time, to convert any of such shares of Series A-10 Preferred Stock into fully paid and nonassessable shares of Common Stock determined by dividing (A) the aggregate Original Purchase Price of such shares of Series A-10 Preferred Stock by (B) the Conversion Price (as defined in Section (5)(c) below) in effect on the Conversion Date (as defined in Section 5(d) below) upon the terms hereinafter set forth.

            (b) Mandatory Conversion. Each outstanding share of Series A-10 Preferred Stock shall be automatically converted into fully paid and nonassessable shares of Common Stock at the Conversion Price then in effect on the 31st day of December 2008 (four years).

            (c) Conversion Price. Each share of the Series A-10 Preferred Stock shall be convertible into that number of fully paid and non-assessable shares of Common Stock of the Corporation equal to the Original Purchase Price plus accrued and unpaid dividends to the date of conversion divided by the conversion price in effect at the time of conversion (the "Conversion Price"), determined as hereinafter provided. The Conversion Price shall initially be $1.00 per share of Common Stock. The number of shares of Common Stock into which each share of Preferred Stock is convertible is herein referred to as the "Conversion Rate."

            (d) Mechanics of Conversion.

                  (i) Before any holder of Series A-10 Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A-10 Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A-10 Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made or on the date of the occurrence of the event specified in Section 5(b) as the case may be, and such date is referred to herein as the "Optional Conversion Date."



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                  (ii) In the case of a mandatory conversion pursuant to Section
         4(b), the Corporation shall give written notice (the "Mandatory Conversion Notice") to all holders of the Series A-10 Preferred Stock of its intention to require the conversion of the shares of Series A-10 Preferred Stock identified therein. The Mandatory Conversion Notice shall set forth the number of Series A-10 Preferred Stock being converted, the date on which such conversion shall be effective (the "Mandatory Conversion Date"), and shall be given no earlier than 30 days prior to the Mandatory Conversion Date. The Mandatory Conversion Notice shall be delivered to each holder at the address as it appears on the stock transfer books of the Corporation. In order to receive the shares of Common Stock into which the Series A-10 Preferred Stock is convertible pursuant to this Section 5(d)(ii), each holder of the Series A-10 Preferred Stock shall surrender to the Corporation at the place designated in the Mandatory Conversion Notice the certificate(s) representing the number of shares of Series A-10 Preferred Stock specified in the Mandatory Conversion Notice. Upon the Mandatory Conversion Date, such converted Series A-10 Preferred Stock shall no longer be deemed to be outstanding, and all rights of the holder with respect to such shares shall immediately terminate, except the right to receive the shares of Common Stock into which the Series A-10 Preferred Stock is convertible pursuant to this Section 5(d)(ii).

                  (iii) All Common Stock which may be issued upon conversion of the Series A-10 Preferred Stock will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof. At all times that any shares of Series A-10 Preferred Stock are outstanding, the Corporation shall have authorized and shall have reserved for the purpose of issuance upon such conversion into Common Stock of all Series A-10 Preferred Stock, a sufficient number of shares of Common Stock to provide for the conversion of all outstanding shares of Series A-10 Preferred Stock at the then effective Conversion Rate. Without limiting the generality of the foregoing, if, at any time, the Conversion Price is decreased, the number of shares of Common Stock authorized and reserved for issuance upon the conversion of the Series A-10 Preferred Stock shall be proportionately increased.

            (e) Conversion Price Adjustments. The Conversion Price shall be subject to the adjustment provisions of Section 6 below.

         6. Anti-Dilution Provisions. The Conversion Price in effect at any time and the number and kind of securities issuable upon the conversion of the Series A-10 Preferred Stock shall be subject to adjustment from time to time, upon the happening of the following events:

            (a) Consolidation, Merger or Sale. If any consolidation or merger of the Corporation with another person, or the sale, transfer or lease of all or substantially all of its assets to another person shall be effected in such a way that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for their shares of Common Stock, then provision shall be made, in accordance with this Section 6(a), whereby each holder of shares of Series A-10 Preferred Stock shall thereafter have the right to receive such securities or assets as would have been issued or payable with respect to or in exchange for the shares of Common Stock into which the shares of Series A-10 Preferred Stock held by such holder were convertible immediately prior to the closing of such merger, sale, transfer or lease, as applicable. The Corporation will not effect any such consolidation, merger, sale, transfer or lease unless prior to the consummation thereof the successor entity (if other than the Corporation) resulting from such consolidation or merger or the entity purchasing or leasing such assets shall assume by written instrument (i) the obligation to deliver to the holders of Series A-10 Preferred Stock such securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to purchase, and (ii) all other obligations of the Corporation hereunder. The provisions of this Section 6(a) shall similarly apply to successive mergers, sales, transfers or leases.


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            (b) Common Stock Dividends, Subdivisions, Combinations, etc. In case the Corporation shall hereafter (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action. Such adjustment shall be made successively whenever any event listed above shall occur.

            (c) Below Market Issuances. In the event that the Corporation shall, at any time during which shares of Series A-10 Preferred Stock remain outstanding, issues shares of Corporation Common Stock at a price per share less than the then effective Conversion Price, the Conversion Price shall be adjusted so that it shall equal such lower price per share, subject to exceptions set forth in this Section 6. Notwithstanding the foregoing: (i) no adjustment will be made in respect of the granting of options to employees, officers, directors or key consultants to the Corporation, (ii) upon the exercise or conversion of any warrants, options or other convertible securities or instruments outstanding as of the date hereof, however, to the extent that at any time subsequent to the Closing Date they are repriced for any reason they will be considered a new issuance and the adjustment set forth in this section shall apply, if applicable, or (iii) acquisitions or strategic investments (made by vendors, customers or competitors), the primary purpose of which is not to raise capital.

            (d) Adjustment of Conversion Shares. Whenever the Conversion Price is adjusted pursuant to Sections 6(b) and (c) above and (f) below, the number of Conversion Shares issuable upon conversion of the Series A-10 Preferred Stock shall simultaneously be adjusted by multiplying the number of Conversion Shares initially issuable upon conversion of the Series A-10 Preferred Stock by the Conversion Price in effect on the date hereof and dividing the product so obtained by the Conversion Price, as adjusted.

            (e) Notice of Adjustment. Whenever the Conversion Price is adjusted, as herein provided, the Corporation shall promptly but no later than 10 days after any request for such an adjustment by the Holder, cause a notice setting forth the adjusted Conversion Price and adjusted number of Conversion Shares issuable upon exercise of each share of Series A-10 Preferred Stock, and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to the Holders at their last addresses appearing in the Share Register, and shall cause a certified copy thereof to be mailed to its transfer agent, if any. The Corporation may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Corporation) to make any computation required by this Section 6, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

            (f) Receipt of Securities Other than Common Stock. In the event that at any time, as a result of an adjustment made pursuant to Section 6(b) above, the holders of the Series A-10 Preferred Stock thereafter shall become entitled to receive any shares of the Corporation, other than Common Stock, thereafter the number of such other shares so receivable upon conversion of the Series A-10 Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Sections 6(a) to (c) above.

         7. Redemption. Neither the Corporation nor the holders of the Series A-10 Preferred Stock shall have any right at any time to require the redemption of any of the shares of Series A-10 Preferred Stock, except upon and by reason of any liquidation, dissolution or winding-up of the Corporation, as and to the extent herein provided. Nothing herein contained, however, shall be deemed to prohibit or impair the Corporation's ability, by agreement with any holder(s) of Series A-10 Preferred Stock, to redeem any or all of the outstanding shares of Series A-10 Preferred Stock at any time and from time to time, out of funds legally available therefor.

         8. Voting Rights. Except as expressly required by applicable law, the holders of Series A-10 Preferred Stock shall not be entitled to vote on any matters as to which holders of Common Stock or any future issued shares of capital stock of the Corporation shall be entitled to vote. Without limiting the provisions set forth in the preceding sentence, the holders of Series A-10 Preferred Stock shall vote separately as a class on all matters and proposals which may, as determined by the Board of Directors, adversely alter, reduce or affect the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of any of the Series A-10 Preferred Stock, or increase or decrease the number of authorized shares of Series A-10 Preferred Stock.

         9. Covenants of the Corporation. The Corporation covenants and agrees that, so long as the Shares are outstanding, it will perform the obligations set forth in this Section 9:

            (a) Taxes and Levies. The Corporation will promptly pay and discharge all taxes, assessments, and governmental charges or levies imposed upon the Corporation or upon its income and profits, or upon any of its property, before the same shall become delinquent, as well as all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Corporation shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Corporation shall set aside on its books adequate reserves in accordance with generally accepted accounting principles ("GAAP") with respect to any such tax, assessment, charge, levy or claim so contested;

            (b) Maintenance of Existence. The Corporation will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Corporation, except where the failure to comply would not have a material adverse effect on the Corporation;

            (c) Maintenance of Property. The Corporation will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business;

            (d) Insurance. The Corporation will, to the extent necessary for the operation of its business, keep adequately insured by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations;


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            (e) Books and Records. The Corporation will at all times keep true and correct books, records and accounts reflecting all of its business affairs and transactions in accordance with GAAP; and

            (f) Notice of Certain Events. The Corporation will give prompt written notice (with a description in reasonable detail) to the holders of Series A-10 Preferred Stock in the event the Corporation shall:

                  (i) become insolvent or generally fail or be unable to pay, or admit in writing its inability to pay, its debts as they become due;

                  (ii) undergo any reorganization, merger, liquidation, dissolution, winding up or consolidation;

                  (iii) declare any split of its outstanding shares of capital stock, declare or make any dividend or distribution, or subdivide, reclassify or combine any of its outstanding shares of capital stock;

                  (iv) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Corporation or any of its property, or make a general assignment for the benefit of creditors;

                  (v) in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Corporation or for any part of its property; or

                  (vi) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Corporation, and, if such case or proceeding is not commenced by the Corporation or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Corporation or shall result in the entry of an order for relief.

            (g) Board Seat. Holders of shares of Series A-10 Preferred Stock shall have the right to nominate an individual to serve on the Board of Directors.

            (h) Debt Limitation. The Corporation must obtain the consent of the holders of at least 50% of the shares of Series A-10 Preferred Stock then outstanding prior to incurring any debt obligation(s) (other than trade payables and purchase money debt incurred in the ordinary course of business) in an amount totaling, in aggregate, greater than the greater of (i) $1,500,000 plus the amount then outstanding under the Corporation's Secured Convertible Debentures or (ii) the Corporation's working capital calculated as of that date.

            (i) Registration Rights. The Corporation will file a registration statement (the "Registration Statement") with the United States Securities and Exchange Commission (the "SEC") covering the shares of Common Stock issuable upon conversion of the Series A-10 Preferred Stock, as promptly as practicable (but in any event within 30 days) following the date of the closing of the private placement in which the shares of Series A-10 Preferred Stock are issued ("the Closing"). The Corporation will use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as soon as reasonably practicable thereafter. If the Registration Statement is not filed as indicated or declared effective within 90 days following Closing (or in 120 days in the event of an SEC review) then the Corporation shall pay to each holder of the Series A-10 Preferred Stock an amount in cash, equal to 1% of the aggregate Purchase Price paid by such holder, pursuant to the terms of a Series A-10 Preferred Stock Subscription Agreement, as amended, and 1% on each month anniversary of each such date thereafter (if Registration Statement shall not have been declared effective) until the shares are so registered. The Registration Statement provided for herein shall be on such appropriate registration form of the SEC as shall be selected by the Corporation. The Corporation shall use its reasonable best efforts to comply with all necessary provisions of the federal securities laws in order to keep the Registration Statement continuously effective (subject to certain blackout events or dates) until all shares of covered by the Registration Statement are either sold pursuant to such Registration Statement or are available for resale under Rule 144(k).


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         10. Reservation of Shares. The Corporation shall at all times reserve and keep available and free of preemptive rights out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A-10 Preferred Stock pursuant to the terms hereof, such number of its shares of Common Stock (or other shares or other securities as may be required) as shall from time to time be sufficient to effect the conversion of all outstanding Series A-10 Preferred Stock pursuant to the terms hereof. If at any time the number of authorized but unissued shares of Common Stock (or such other shares or other securities) shall not be sufficient to affect the conversion of all then outstanding Series A-10 Preferred Stock, the Corporation shall promptly take such action as may be necessary to increase its authorized but unissued Common Stock (or other shares or other securities) to such number of shares as shall be sufficient for such purpose.

         11. Miscellaneous.

            (a) There is no sinking fund with respect to the Series A-10 Preferred Stock.

            (b) The shares of the Series A-10 Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Certificate of Designation, Preferences and Rights and in the Articles of Incorporation of the Corporation.

         The foregoing Amendment was adopted by the Board of Directors of the Corporation pursuant to Sections 607.0820 and 607.0602 of the Florida Business Corporation Act. Therefore, the number of votes cast for the Amendment to the Corporation's Articles of Incorporation was sufficient for approval.

         IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officer.

         Dated:  February 7, 2005.

                                                     ONSTREAM MEDIA CORPORATION
                                                     /s/ Randy S. Selman
                                                     --------------------------
                                                     Randy Selman, President